Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GDS Holdings Limited:

We consent to the use of (i) our report dated April 17, 2020 with respect to the consolidated financial statements of GDS Holdings Limited and subsidiaries (the “Company”) as of December 31, 2018 and 2019, and for each of the years in the three year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and (ii) our report dated October 19, 2020 with respect to the consolidated financial statements of the Company as of June 30, 2020 and December 31, 2019, and for six months ended June 30, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 17, 2020 refers to a change to the Company’s method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (“ASU”) No. 2016 02, Leases (Topic 842), and for revenue recognition in 2018 due to the adoption of ASU No. 2014 09, Revenue from Contracts with Customers (Topic 606).

Our report dated October 19, 2020 states that the accompanying consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the six-month period ended June 30, 2019, and the related notes, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ KPMG Huazhen LLP

Shanghai, China

October 20, 2020